EXHIBIT 1

December 15, 2013

Goldcorp Inc.

Suite 3400, 666 Burrard Street

Vancouver, BC

V6C 2X8

Ladies and Gentlemen:

Re:	Voting and Support Agreement

As you know, Primero Mining Corp. (“Primero”) is in discussions regarding a proposed transaction (the “Proposed Transaction”) to acquire all of the issued and outstanding shares of Brigus Gold Corp. (“Brigus”) pursuant to a plan of arrangement under the Canada Business Corporations Act. As part of the Proposed Transaction, Brigus will also transfer all of its non-Ontario exploration assets and all associated liabilities to a newly incorporated corporation (“SpinCo”), in which all of Brigus’ shareholders will participate. The details of the Proposed Transaction will be set forth in an arrangement agreement (the “Arrangement Agreement”) to be entered into among Primero, Brigus and SpinCo, a draft of which has been provided to you. Capitalized terms used herein but which are not defined herein will have the meanings set forth in the Arrangement Agreement.

You hereby confirm to us that you are the beneficial owner of the Primero voting securities listed on Schedule “A” hereto (collectively, the “Subject Securities”), and you agree to enter into this agreement (the “Agreement”) in connection with the Proposed Transaction. For greater certainty, the term “Subject Securities” will include:

(i)	all Primero Shares now or hereafter beneficially owned, or in respect of which the voting may become, directly or indirectly, controlled or directed, by you after the date hereof and prior to the Effective Time, including any securities of Primero issued upon the conversion, exchange or exercise of any securities of Primero convertible into or exchangeable or exercisable into securities of Primero held by you or which may otherwise be acquired by you after the date hereof and prior to the Effective Time; and

(ii)	all Primero Shares and other securities for which the Subject Securities may be exchanged, received or into which the Subject Securities may be converted or otherwise changed pursuant to any stock split, stock consolidation, merger, reorganization, recapitalization, amalgamation, plan of arrangement or other business combination prior to the Effective Time.

This letter confirms certain agreements made between you and Primero (collectively, the “Parties”).

1.	Agreement to Vote Subject Securities

(a)	You hereby covenant, undertake and agree that you will:

(i)	vote (or cause to be voted) all of the Subject Securities (to the extent that such Subject Securities are entitled to a vote in respect of such matters):

(A)	in favour of the approval, consent, ratification and adoption of the Primero Resolution (and any actions required in furtherance thereof) at every meeting of the securityholders of Primero at which such matters are considered and at every adjournment or postponement thereof, and not withdraw any proxies or change your vote in respect thereof; and

(B)	against any resolution proposed by any other Person, that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement;

(ii)	except as contemplated by this Agreement, not vote or grant to any Person other than Primero, or any Person designated by Primero, a proxy or form of proxy to vote, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote the Subject Securities (and will cause such Subject Securities not to be voted) in favour of any Acquisition Proposal; and

(iii)	deliver, or cause to be delivered, to Primero’s transfer agent, or as otherwise directed by Primero, after receipt of proxy materials for, and not less than five (5) calendar days before the date of, the Primero Meeting or any other meeting of the securityholders (or any of them) of Primero called for the purpose of approving the Primero Resolution, a duly executed proxy or form of proxy directing that the Subject Securities be voted at such meeting in favour of the Primero Resolution and the foregoing related matters.

(b)	You hereby revoke any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in this Agreement and you agree not to, directly or indirectly, grant any other proxy or power of attorney with respect to the matters set forth in this Agreement except as expressly required or permitted by this Agreement.

2.	Representations and Warranties of the Shareholder

You hereby represent and warrant to Primero that: (a) as of the date hereof, you are, and as of the Effective Date you will be, the beneficial owner of the Subject Securities free and clear of all Liens, and does not own (as registered owner or beneficial owner), or exercise control or direction over, any other securities of Primero; (b) as of the date hereof, you have and as of the Effective Time, you will have, the sole right to vote the Subject Securities; (c) other than this Agreement, none of the Subject Securities are, as of the date hereof, or will be, as of the Effective Time, subject to any adverse claim or voting agreement, proxy, voting trust, vote pooling or other agreement with respect to the right to vote the Subject Securities or call meetings of holders of securities of Primero; (d) as of the date hereof, no Person has, and as of the Effective Time, no Person will have, any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer from you of any of the Subject Securities; (e) you have the requisite power and authority to make, enter into and carry out the terms of this Agreement; (f) this Agreement has been duly executed and delivered by you and constitutes your legal, valid and binding obligation enforceable against you in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and (g) there are not, and as of the Effective Time, there will not be, any legal proceedings in progress before any Governmental Entity or, to your knowledge, pending or threatened against you, that would adversely affect in any manner your ability to enter into and carry out the terms of this Agreement.

3.	Representations and Warranties of Primero

Primero hereby represents and warrants in your favour that: (a) it is a corporation validly existing, duly organized and in good standing under the laws of British Columbia; (b) it has the requisite power and authority to make, enter into and carry out the terms of this Agreement; and (c) this Agreement has been duly executed and delivered by Primero and constitutes a legal, valid and binding obligation of Primero, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.	Disclosure

You agree that reference to the existence, and factual details, of this Agreement (other than any registration particulars set out in Schedule “A”) may be set out in any public disclosure, including, without limitation, press releases, information circulars and court materials, produced by Primero, Brigus or SpinCo, at the discretion of Primero, Brigus or SpinCo, as applicable, in connection with the Proposed Transaction, and to this Agreement (other than any registration particulars set out in Schedule “A”) being filed and/or available for inspection by the public to the extent required by applicable Securities Laws or stock exchange rules.

5.	Control

If any of the Subject Securities are held through a nominee or corporation or trust or other legal entity over which you have control, as defined in the legislation governing the ownership of the property of such nominee or corporation or trust or other legal entity (either alone or in conjunction with any other Person), you will vote or will cause to be voted such Subject Securities and exercise your power and authority to ensure that this Agreement is complied with by said nominee or corporation or trust or other legal entity.

6.	Termination

(a)	This Agreement will automatically terminate on the first to occur of:

(i)	the Effective Date;

(ii)	the date, if any, that the Arrangement Agreement is terminated in accordance with its terms;

(iii)	Primero receiving an Acquisition Proposal that you determine, in your sole discretion, constitutes a Superior Proposal;

(iv)	April 30, 2014;

(v)	the mutual consent in writing of the Parties; and

(vi)	if Primero breaches or is in default of any of its covenants or obligations under this Agreement in a material way, or any of the representations or warranties of Primero under this Agreement was at the date hereof, or subsequently becomes, untrue or incorrect in any material respect, provided that the parties shall provide notice in writing to the other of any of the foregoing events as soon as reasonably practicable following any such termination.

(b)	Upon termination of this Agreement pursuant to Section 6(a) or 6(b), the provisions of this Agreement will become void and no party will have liability to any other party, except in respect of a breach of any covenant, agreement or obligation hereunder, or a misrepresentation in this Agreement occurring prior to such termination.

7.	Miscellaneous

(a)	Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(i)	to Primero at:

Primero Mining Corp.

Suite 2301, 20 Queen Street West

Toronto, Ontario

M5H 3R3

Attention:	Joseph Conway, President & Chief Executive Officer
Facsimile:	(416) 814-3170
Email:	jconway@primeromining.com and legal@primeroming.com

with a copy (which will not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:	Elizabeth Breen
Facsimile:	(416) 947-0866
Email:	ebreen@stikeman.com

(ii)	to you at:

Goldcorp Inc.

Suite 3400, 666 Burrard Street

Vancouver, BC

V6C 2X8

Attention:	Chuck Jeannes, President & Chief Executive Officer
and Charlene Ripley, EVP, General Counsel
Facsimile:	(604) 696-3001
Email:	chuck.jeannes@goldcorp.com and charlene.ripley@goldcorp.com

(b)	This Agreement will be binding upon and enure to the benefit of you and Primero and our respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by either Party without the prior written consent of the other Party.

(c)	Time is of the essence in this Agreement.

(d)	This Agreement constitutes the entire agreement between us with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. No variation or amendment to this Agreement will be effective unless in writing and signed by each Party hereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying upon any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

(e)	This Agreement will be governed by the laws of Ontario and the federal laws of Canada applicable therein.

(f)	This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page left intentionally blank. Signature page follows.]

Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned by facsimile or email.

Yours very truly, PRIMERO MINING CORP.

/s/ Joseph Conway
Joseph Conway President & Chief Executive Officer

Accepted and agreed to with effect from the 15th day of December, 2013.

GOLDCORP INC.

/s/ Charlene Ripley
Name: Charlene Ripley Title: EVP, General Counsel

I have the authority to bind the corporation.

SCHEDULE “A”

SUBJECT SECURITIES

Name of Securityholder	Number of Shares Held	Number of Options Held	Number of Other Securities Held
		Vested: Unvested:
Goldcorp Inc.	31,151,200	None	None